UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

GLOBAL CASH ACCESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On June 4, 2009, Global Cash Access, Inc. (”GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc., received a Notice of Intent to Deny State Certification (the “Notice”) from the Arizona Department of Gaming (the “Department”).  The Notice summarizes the basis for the Department’s intention and alleges that GCA, its founding stockholders and certain of GCA’s management undertook actions that demonstrate that GCA is not suitable under the Department’s standards to act as a provider of gaming services to Native American tribes conducting gaming in Arizona.

The Notice provides GCA with the right to an informal settlement conference as well as a formal hearing before an Administrative Law Judge in Arizona.  GCA intends to seek the holding of the informal settlement conference prior to July 15, 2009, and the holding of the formal hearing, if necessary, as soon as possible thereafter.  In the meantime, absent further action by the Department that prohibits GCA from doing so, GCA intends to continue its operations in Arizona in the ordinary course of business.

GCA takes the Notice and the allegations made therein very seriously.  GCA believes that it has taken appropriate actions during the prior twenty months that will permit GCA to fully demonstrate that it should be considered suitable for certification by the Department.   Many of these actions involve the termination of GCA’s relationships with certain affiliated parties and have been previously publicly communicated and provide the basis for GCA’s belief that GCA is in fact suitable to act as a provider of gaming services to Native American tribes conducting gaming in Arizona.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: June 10, 2009	By:	/s/ George Gresham
George Gresham, Chief Financial Officer